PEOPLES BANCORP INC. (Nasdaq: PEBO)

TELECONFERENCE CALL TO DISCUSS 1st QUARTER 2020 RESULTS
Tuesday, April 21, 2020 11:00 am local time

Safe Harbor Statement:

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples’ future financial performance or future events. These statements are based on management’s current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples’ Securities and Exchange Commission filings.
These include, but are not limited to:
•the success, impact and timing of the implementation of Peoples’ business strategies and its ability to manage strategic initiatives, including the expansion of commercial and consumer lending activity;
•the competitive nature of the financial services industry;
•the ever-changing effects of the COVID-19 pandemic on economics and markets and on our customers, counterparties, and employees and third-party service providers, as well as the effects of various responses of governmental and nongovernmental authorities;
•changes in the interest rate environment due to economic conditions related to the COVID-19 pandemic or other factors, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;
•the impact of estimates and inputs used within models, which may vary materially from actual outcomes, including the newly-adopted current expected credit loss model (or “CECL model”);
•the discontinuation of the London Inter-Bank Offered Rate and other reference rates which may result in increased expenses and litigation, and adversely impact the effectiveness of hedging strategies;
•uncertainty regarding the nature, timing, cost and effect of federal and/or state banking, insurance, and tax legislative or regulatory changes or actions;

•adverse changes in the conditions and trends in the financial markets, including the impact of COVID-19 and the related responses by governmental authorities, and actions directed toward the containment of the COVID-19 pandemic and stimulus packages; and,
•changes in accounting standards, policies, estimates or procedures.
Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples’ business and operations. However, it is possible actual results may differ materially from these forward-looking statements.
Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.
Peoples’ 1st quarter 2020 earnings release was issued this morning and is available at peoplesbancorp.com under “Investor Relations”.
A reconciliation of the non-Generally Accepted Accounting Principles or (“GAAP”) financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.
This call will include about 30 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com in the “Investor Relations” section for one year.
Participants in today’s call will be Chuck Sulerzyski, President and Chief Executive Officer, and John Rogers, Chief Financial Officer and Treasurer.
Transcript Begins:
Facilitator: Good morning, and welcome to the Peoples Bancorp First Quarter 2020 Earnings Webcast. (Operator Instructions)

Please note, this event is being recorded.

I would now like to turn the conference over to Chuck Sulerzyski, President and CEO. Please go ahead.

Mr. Chuck Sulerzyski:
Thank you, Kate. Good morning, and welcome to our call. Clearly our world has changed dramatically since our last call. We hope you, your family and your colleagues are healthy, safe and secure.
I would like to start with some good news. Today we announced an agreement to acquire a premium finance company, which has approximately $100 million in assets. We are excited about the opportunity to further diversify our product offerings, and believe this acquisition will complement our insurance business.
We announced our earnings earlier this morning, which were a loss of $0.04 per share. Our results were heavily impacted by recent developments related to COVID-19 and the actions taken by governmental authorities and others.
The changes that the pandemic has had on our industry have been widespread and sweeping.
•It has changed the way we provide our products and services, which is now more electronic and by appointment.
•It has required us to be nimble and provide relief for our clients, which includes quickly setting up the administration of recently announced loan programs while a substantial part of our workforce works remotely.
•The decision to lower interest rates to zero, or near zero, has, and will continue to have a negative effect on our results.
•The implementation of the CECL accounting standard, an economically sensitive accounting approach, is having a significant impact on our results.
What sets us apart from other institutions is our intense determination on execution, coupled with our creativity and long-term focus.
•We are frequently calling our clients and checking in on them.
•We are being accommodating and helpful in their time of need by providing loan modifications, payment deferrals and by granting fee waivers.
•We have worked closely with the Small Business Administration to begin offering their Paycheck Protection Program (or “PPP”). As of April 17, 2020, we had received authorization from the SBA, and have approved 2,432 PPP loans for $426 million. A portion of the loans have been funded, and the remaining loans will be funded over the next two weeks. As of last week, the funds allocated under this program had been exhausted, and it has stopped for now. We believe we will continue to see demand for this product, once the SBA receives additional funding to reopen the program.
•We were selected by JobsOhio as their first partner in the state for a loan program designed to aid small businesses in Ohio. JobsOhio is a private non-profit corporation charged with economic development. They are providing a:
◦90% guarantee on the first $25 million of increased exposure to small businesses;
◦Clients may obtain up to $200,000 in additional financing on terms that are favorable to the client, subject to certain eligibility requirements.
◦We are grateful for this opportunity and believe that our clients and communities will benefit greatly from the JobsOhio program. When combined with the PPP, we are seeking to help restore the economic well-being of our markets.
•On the commercial lending business, we have approved requests for principal and interest payment deferrals to clients who meet our approval criteria, and our loan modifications currently total approximately $500 million. We have also increased lines of credit where appropriate, providing additional financing to our commercial customers.
•For our consumer loan clients, we are offering relief solutions in the form of:
◦Interest-only payments for an initial 90-day period, with the ability to extend on a case-by-case basis; and,
◦Forbearance programs that allow borrowers to defer their principal and interest payments for an initial period of up to 90 days for consumer loans and 180 days for residential real estate loans.
•We are also stepping up for our associates and our communities, which has included such things as:
◦A $500 stock grant to all full-time associates at the Assistant Vice President level and below;
◦Support for child and elderly care;
◦Increased paid sick time;
◦Increased technology capabilities to allow associates to work from home;

◦Donation of face masks for first responders;
◦Monetary support by associates through payroll deductions to local food banks, which has reached over $4,700 each pay period;
◦Purchasing lunches from local restaurants on Tuesdays and Thursdays for associates;
◦A donation of $100,000 to our employee assistance program; and,
◦Activation of an Immediate Response Program to provide expedited funds to associates in need.
As it relates to our results, some of the highlights for the quarter included:
•A lower level of net charge-offs, as our net charge-off rate was 7 basis points for the first quarter;
•Loan growth of 5% annualized compared to the linked quarter-end;
•Core deposit growth, which excludes CDs, of 7% from the linked quarter-end; and,
•We closely managed our deposit costs, which were down 11 basis points from the linked quarter, allowing us to maintain a relatively stable net interest margin, which was 3.51% for the first quarter of 2020.
For the first quarter, we had a loss per diluted share of $0.04, which was a decrease compared both to the linked quarter and the prior year quarter.
•Our results were heavily impacted by $17 million of provision for credit losses, given the current environment and economic forecast.
•Our allowance for credit losses, and provision, were recorded using the CECL model.
•Our total provision for credit losses during the first quarter impacted our diluted EPS by $0.65.
During the quarter, we recognized additional costs related to:
•Annual stock grants, which are generally based on the prior year results, added increased expense of $813,000 compared to the linked quarter, and reduced diluted EPS by 3 cents;
◦We typically recognize additional expense in the first quarter of each year related to retirement eligible grantees, a true-up of expense related to the vesting of previous granted stock awards, and expense related to an unrestricted grant of shares to the Board of Directors;
•We also made annual contributions to employee health benefit accounts, resulting in expense of $427,000, which reduced diluted EPS by 2 cents.
•During the quarter, we had pension settlement charges of $368,000, which reduced diluted EPS by 1 cent.
•We also had additional costs related to COVID-19 of $140,000, which decreased diluted EPS by 1 cent.
Our FDIC insurance expense continued to benefit from the credits that we, and other smaller institutions, have recognized relating to the level of the deposit insurance fund that continued to be above the target threshold for recognizing such credits. This benefited diluted EPS by 1 cent for the first quarter.
Our return on average assets was a negative 7 basis points for the quarter. On a pre-tax, pre-provision basis, our return on average assets was 1.5%, compared to 1.7% for the linked quarter and 1.8% for the prior year quarter.
Our diluted EPS for the first quarter was $0.77 on a pre-tax, pre-provision basis. For the linked quarter, our pre-tax, pre-provision diluted EPS was $0.91, and for the prior year quarter it was $0.90. The declines in pre-tax, pre-provision diluted EPS compared to the linked and prior year quarters were mainly driven by the combination of lower total non-interest income, excluding net gains and losses, coupled with higher total non-interest expense.
During the quarter, we made the decision to move forward with the implementation of the new CECL accounting standard.
•We believe that moving forward with the adoption of CECL was the most appropriate path to take. Prolonging the inevitable was not something we wanted to keep addressing in the future quarters.
•John will discuss this in more detail shortly.
The good news is that our delinquency and net charge-off levels remain low. We are committed to providing relief to our clients in a prudent manner through this difficult time.

•Although we do have exposure to certain industries and consumers who have been impacted, a large portion of our loan portfolio is relatively stable.
◦We do not have a heavy concentration in hospitality, restaurants, child care facilities or nursing homes.
•Our underwriting standards have been of the utmost importance, and we will continue to monitor our credits closely, while working with our clients to provide relief when appropriate.
Our delinquency trends continued to be strong as loans considered “current” comprised 98.5% of our loan portfolio at quarter-end. This is relatively flat compared to year-end and the prior year, when 98.6% of our loans were current. We do expect our delinquencies and charge-offs to rise in future periods due to the continued impact of COVID-19.
Our net charge-off levels remained low, with an annualized net charge-off rate for the quarter of 7 basis points. Our net charge-offs were $498,000 during the first quarter. While our gross charge-offs were higher for the quarter, we recorded a $1.2 million recovery on a previously charged-off commercial loan during the quarter as well.
As for our loan growth for the quarter, we generated 5% annualized growth compared to the linked quarter-end.
•Most of this growth came from our construction loans, coupled with commercial and residential real estate loans.
•We experienced one of the best quarters in several years as it relates to consumer indirect loan originations.
Compared to a year ago, our loan portfolio grew by 6% at quarter-end, which was mostly due to the loans acquired from First Prestonsburg.
Our quarterly average gross loans increased 4% annualized compared to the linked quarter, with all of the growth coming from the commercial portfolio. Compared to the prior year quarter, average loan balances grew by $140 million, which was mostly due to the acquired loans.
As far as credit quality, we had some increases in nonperforming assets, which were up $5.3 million compared to the linked quarter-end. The new accounting for purchased credit deteriorated loans under CECL resulted in the movement of $3.9 million of loans from the 90 day + and accruing category at December 31, 2019 to the nonaccrual category at March

31, 2020. The remaining increase in nonaccrual loans was due to one larger commercial relationship and several smaller loans being placed on nonaccrual.
Our criticized loans declined to 3.1% of total loans at the end of the quarter, while our classified loans increased to 2.4% of total loans. Our criticized loans decreased during the quarter due to several upgrades. Meanwhile, we had the downgrade of one commercial loan relationship that drove the increase in our classified loans compared to year-end.
I will now turn the call over to John to provide additional details around the income statement and balance sheet.
Mr. John Rogers:
Thanks, Chuck.
Our net interest income declined 1% compared to the linked quarter, which was partially impacted by one less day in the first quarter. Also compared to the linked quarter, our net interest margin declined 5 basis points.
•Our loan yields declined, mostly due to the current interest rate environment.
•Our investment yields have continued to be impacted by higher prepayment speeds, which are associated with securities backed by underlying mortgage loans, which has increased our premium amortization;
•As we had planned, we actively managed our funding costs by lowering interest rates on our deposit accounts, which declined by 11 basis points;
•Accretion income, which is net of amortization expense, added $1.1 million to net interest income, or 11 basis points to net interest margin during the quarter; compared to $1.8 million, or 18 basis points to margin in the linked quarter.
Compared to the prior year, our net interest income grew by 2%.
•This was partially due to the First Prestonsburg acquisition.
•Our higher interest income on loans, coupled with our close management of funding costs, more than offset the decline in investment securities income.
•The decreased investment securities income was mostly related to the higher premium amortization associated with faster prepayment speeds.
•Our net interest margin decreased by 29 basis points, and was largely driven by the lower investment securities yields, coupled with decreased loan yields.

•Accretion income added $722,000 to net interest income, or 8 basis points to net interest margin in the prior year quarter.
The most recent changes in the interest rate environment are a challenge that we are actively managing. We continue to look for ways to lower our funding costs, and will continue to do so in future periods. Promotional deposit products that were offered in the prior year will be re-pricing as the year progresses, and will contribute to reducing our deposit costs. While we anticipate some decline in our loan portfolio yields, this will be partially driven by the path that LIBOR takes, as a large portion of our commercial loan portfolio is tied to LIBOR.
We are fortunate to have a diversified revenue stream, which is not solely dependent on our traditional banking results. We are able to support our income statement with our fee income businesses, which has proven time and again to be an important part of our business model.
Our total non-interest income, excluding gains and losses, continues to provide support in these uncertain economic times. For the first quarter, it comprised 31% of total revenue, which was consistent with the prior year, but was down from 33% for the linked quarter.
Total non-interest income, excluding net gains and losses, declined 10% compared to the linked quarter.
•During the first quarter, insurance income benefitted from the annual performance-based insurance commissions that are primarily received in the first quarter each year, and represent a core component of our insurance income.
◦These annual commissions totaled $1.3 million in the first quarter of 2020.
•However, this growth was more than offset by the decline in electronic banking income, which is typically seasonally higher in the fourth quarter.
•We also saw a decline in mortgage banking income, which was partially due to:
◦A write-down of our mortgage servicing rights of $182,000;
◦Coupled with seasonality, as consumer activity is traditionally lower during the first quarter, and declining consumer activity as COVID-19 arose.
•Swap fees were lower compared to the linked quarter’s all-time record level, reflecting a typical slower quarter and the impact of COVID-19, which slowed business activity late in the quarter, as businesses delayed investment in response to the economic uncertainty created by the pandemic.

•In addition, bank owned life insurance income decreased as a result of the $482,000 of death benefits that had been recorded in the fourth quarter, compared to $109,000 in the first quarter of 2020.
•Trust and investment income was lower compared to the linked quarter, due to the recent decline in the stock market.
Compared to the prior year, total non-interest income, excluding net gains and losses, increased slightly. During the quarter:
•Deposit account services charges provided significant growth, as a result of
◦The First Prestonsburg acquired accounts,
◦Coupled with the fully implemented new deposit account fee schedules which were put in place in March of 2019;
•Also contributing to the increase compared to the prior year was higher electronic banking income, which was driven by consumer activity; and
•Trust and investment income grew due to higher market values of managed assets, coupled with new accounts;
•These increases were largely off-set by two main items:
◦ Lower insurance income; and,
◦The additional income recorded during the first quarter of 2019 of $787,000 related to the sale of restricted Class B Visa stock.
•For the prior year quarter, annual performance-based insurance commissions totaled $1.4 million.
Our total non-interest expense increased 2% compared to the linked quarter. This growth was largely due to:
•Higher salaries and employee benefit costs, which were primarily the result of:
◦Annual merit increases, which were effective at the beginning of the year, including the movement toward a $15 minimum wage throughout the company;
◦An additional $813,000 related to annual stock grants, and $427,000 of annual health savings account contributions that Chuck mentioned earlier; as well as
•Pension settlement charges of $368,000 recognized during the quarter.

•These increases were partially offset by lower professional fees, amortization of other intangible assets, and marketing expense.
Compared to the prior year, our total non-interest expense was up 8%. This increase was driven by:
•Higher salaries and employee benefit costs, which were due to several factors, including;
◦The additional employees from the First Prestonsburg acquisition;
◦Annual merit increases and continued movement to a higher corporate minimum wage; and,
◦The pension settlement charges recognized during the first quarter of 2020, for which there were no charges in the first quarter of 2019;
•We also had higher professional fees, foreclosed real estate and other loan expenses, and electronic banking expenses.
•These increases were partially offset by lower FDIC insurance expense, which was related to:
◦The level of the deposit insurance fund that continued to be above the target threshold for smaller banks to recognize credits; while
◦There were no similar reductions to expense in the first quarter of 2019.
◦We cannot reasonably anticipate any future recognition of credits, as this is determined by the FDIC on a quarterly basis.
•Our acquisition-related expenses for the first quarter of 2020 were $30,000 compared to $253,000 for the first quarter of 2019.
•We also incurred $140,000 of one-time expenses related to COVID-19.
We recorded an income tax benefit during the quarter, as a result of the pre-tax loss, coupled with our tax-exempt income.
Moving on to the balance sheet…
Our investment portfolio increased 4% compared to year-end. Compared to the prior year quarter-end, our investment portfolio grew 19%, and was largely due to the investments acquired from the First Prestonsburg acquisition.

Core deposits, which exclude CDs, grew 7% compared to the linked quarter-end. This increase was driven by:
•8% growth in non-interest-bearing deposits; and,
•36% growth in governmental deposits, which are typically higher in the first quarter of each year due to the influx of funding that occurs.
Compared to the prior year quarter-end, core deposits increased by 14%, which was largely due to:
•The First Prestonsburg acquisition;
•Coupled with organic growth.
Our demand deposits as a percent of total deposits remained at 40% at quarter-end, which was consistent with year-end, and was up from 38% a year ago.
Quarterly average total deposits were relatively flat compared to year-end. Compared to the linked quarter:
•We had increases in our lower-cost deposits, including $23 million of growth in non-interest-bearing deposits;
•Which was offset by declines in higher-cost brokered CDs, and
•Positively impacted our net interest income.
Our quarterly average total deposits were up 9% compared to the prior year quarter, which included:
•Growth related to the First Prestonsburg acquired deposits;
•Which was partially offset by intentional reductions in higher-cost brokered CDs.
While the current economic environment is unstable, we believe the keys to managing through the crisis are capital and liquidity.
•We have a high level of capital. We continue to maintain a strong capital position, and at March 31 had a:
◦Tier 1 capital ratio of 14.1%; and
◦Tangible equity to tangible assets ratio of 9.5%.

•While we announced an increase to our share buyback plan in late February, and repurchased over $10 million of shares during the first quarter, we are actively monitoring our capital levels, and stress testing under multiple scenarios.
◦We are assuming a second quarter similar to the first quarter on a pre-tax, pre-provision basis with an improvement in the second half of the year. The unknown and key stress variable is the required provision for credit losses. Currently, we show that we have adequate capital through the remainder of the year, and we anticipate periods after 2020 would include some recovery and improvement in capital metrics.
•We will continue to perform capital stress testing and will make necessary adjustments as appropriate, which includes:
◦Share buybacks and dividends. Although many other institutions have stopped their buyback programs, ours was active through the end of the quarter. We will continue to evaluate repurchases under our program as appropriate, based on market conditions and other relevant factors.
◦At this time we have the intention of maintaining our quarterly dividend at the same level for the remainder of the year, however, that is dependent upon our future capital needs and the projected length and depth of any economic recession.
◦We will adjust capital levers to maintain adequate capital during the crisis.
As it relates to liquidity:
•We had a loan-to-deposit ratio of 86% at quarter-end, which enables us to be flexible and grow loans when it is prudent.
•We have good liquidity, and can leverage our investment securities to gain liquidity through sales or pledging, of which we have done some through today.
•Our loans give us the ability to increase borrowing capacity by pledging loans to provide liquidity to meet the borrowing needs of our customers.
•We intend to utilize the Federal Reserve’s program to take the SBA PPP loans as collateral for our borrowings.
•We do not expect the loan-to-deposit ratio, excluding the PPP, to grow substantially during the year, as loan pipelines have decreased at the current time.
During the quarter, we implemented the new CECL accounting standard. We decided to move forward with our CECL process, instead of reverting back to the incurred loss model. We also adopted the five-year phase-in period for regulatory capital under the CECL transition rules. As of January 1, 2020, we fully implemented the new accounting standard and recorded:
•An increase to our allowance for credit losses for loans of $3.2 million;
•An unfunded commitment liability of $1.5 million;
•A one-time cumulative-effect adjustment of $3.7 million, net of taxes; and,
•A gross-up of our loan balances to establish an allowance for credit losses for loans for purchased credit deteriorated loans of $2.6 million.
These amounts were based on economic forecasts and model projections as of the measurement date. As we moved further into the first quarter, the impact of COVID-19 was at the forefront of our processes, and we ran and updated several scenarios within our CECL models to gauge the impact of the pandemic. At the end of March, economic forecasts were projecting significant changes in many assumptions that we utilized in our model, which included:
•Higher rates of national and state unemployment and declines in Ohio GDP.
Our allowance for credit losses for loans as of March 31, 2020 was $42.8 million. This is an increase of 57% in our allowance for credit losses from the amount recorded effective January 1, 2020. In addition, our unfunded commitment liability was $2.4 million at March 31, 2020, which increased 63% from the amount on January 1, 2020. The combined impact of these components resulted in an overall increase of 57% compared to the beginning of the year.
As of March 31, 2020, our allowance for credit losses was 1.47% of gross loans, compared to 0.75% at December 31, 2019. Based on the economic factors and projections that existed at the end of the first quarter, we believe that the allowance at March 31, 2020 was appropriate under the circumstances. The amount required in future periods will be highly correlated to the changes in the forecasted economic factors in succeeding periods, as well as changes in our key credit quality metrics.
I will now turn the call back to Chuck for his final comments.
Mr. Chuck Sulerzyski:
Thank you, John.

We are fortunate to have diversified revenue streams, which can help us weather the storms. Our insurance, trust and investments, and other fee-based businesses complement our banking revenue sources during economic downturns. We continue to place importance on growing this revenue.
We believe the impact of the pandemic on our loan portfolio will be manageable, based on the diversity of our portfolio, the quality of the underwriting and proper portfolio management. While we do expect to suffer some losses, we are not heavily concentrated in the hardest hit businesses such as hospitality, restaurants, child care facilities and nursing homes. We will continue to closely monitor our portfolio, and will take measures to help our clients when we have the ability and it is prudent to do so.
While it is very hard to predict what may happen for the remainder of 2020, we wanted to provide just a few thoughts at this time. This excludes any large market changes, and the impact of the PPP and the premium financing company acquisition:
•We currently anticipate a net interest margin between 3.30% and 3.45% for the last 9 months of 2020;
•We expect total non-interest expense, excluding one-time costs, of between $33 and $34 million per quarter for the remainder of the year;
•We project fee income to average $16 million per quarter for the last three quarters of 2020;
•We expect loan growth to be between 0-2% for 2020 compared to year-end, with the potential for growth in the latter half of the year. We anticipate that businesses and consumers will take a cautionary stance after restrictions put in place to slow the spread of COVID-19 are lifted and the economy begins its recovery.
As is relates to the SBA PPP, we believe we will earn approximately $13 million in pre-tax income during 2020. We believe the third quarter should be the most impacted by the benefit from this program. We are excited about the opportunity to partner with the SBA and offer relief to our clients.
We anticipate that the premium finance company acquisition will be accretive to earnings by approximately 2 to 4 cents during 2020, and 11 to 14 cents in 2021, excluding one-time acquisition costs. We estimate that we will recognize between $500,000 and $750,000 of one-time acquisition costs during the remainder of 2020. The majority of these one-time acquisition costs will be recognized during the second and third quarter of 2020, and we anticipate closing the transaction early in the third quarter.

We are trying in every way to help our clients, communities and associates during this time of need. We are giving back, supporting, and reaching out a helping hand.
Before I open it up to questions, let me take a moment and read the following which we left out at the beginning…
Please be advised that the commentary of this call contains projections and forward-looking statements regarding Peoples’ future financial performance and future events. These statements are based on management’s current expectations.
The statements in this call are not historically fact and forward-looking statements involve a number of risks and uncertainties detailed in Peoples’ Securities and Exchange Commission filings.
This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q and A session is John Rogers, our Chief Financial Officer. I will now turn the call back into the hands of our call facilitator.
Question and Answer Session
[Facilitator instructions and questions]
Facilitator: The first question comes from Scott Siefers of Piper Sandler. Please go ahead.

Scott Siefers: I appreciate the commentary on sort of the stressing and other stuff you guys have done. I was hoping, John, you might be able to go into some of the key assumptions forming the basis of the reserve. For example, just GDP contraction rate, unemployment rate, some of those factors that went into there.

John Rogers: Yes. Yes, we use a model that's very similar to what others in the industry use. We are tied to the Moody's forecast. We use Moody's baseline scenario. So U.S. unemployment was up quite a bit, like in the next three months up to 8.66%. Ohio unemployment was close to 10%, 9.74%. Most of our portfolio is tied to U.S. unemployment, the largest piece of that. About 65%, 66% of our portfolio is related to that factor. Ohio unemployment drives a lot of the other portfolio. Ohio unemployment alone about 13% of our book, and Ohio unemployment and Ohio GDP is about 17%. So you can see how that plays out there. So Ohio GDP was expected to drop quite a bit, about 3% in the next three months. So that kind of drove a lot of our projections on the CECL model and the impacts that it had.

Scott Siefers: Okay. Perfect. Thank you. And then, also you talked about -- and forgive me if I missed some of these. I was trying to catch up with some of what you said. But just in terms of stressed industries, do you guys have sort of an aggregate number that they add up to? For example, as a percent of the loan portfolio, just the industries that you would consider vulnerable, like energy, retail, CRE, kind of non-essential stuff, things like that.

Chuck Sulerzyski: In terms of what all those industries added up together would look like or . . .

Scott Siefers: Yes, exactly.

Chuck Sulerzyski: Well, I think the top six pieces that we would have, that people would question would be about $612 million. But I think that I really encourage everybody to just take a caution. Everybody has built these models. All these models make the same assumption. The assumption is that a C&I loan is a C&I loan and so forth. And there's so much difference between the different portfolios.

But let's take the worst-case scenario. Let's take restaurants, for instance, which would be normally considered pretty problematic. We have a $170 million restaurant portfolio and that could make somebody scream. But $130 million of it is in McDonald's. And McDonald's nationally is operating at 70% of revenue. In Ohio they're -- or in our markets, they're doing 75% to 80% of their revenue is staying constant because of the tendency to use the drive thru. All of those franchisees took advantage of the PPP program. And all of those are franchisees we've been able to help them in terms of deferring payments. So they're going to be just fine. So our non-McDonald's -- and by the way, to my knowledge, McDonald's has never failed anywhere.

And then the other piece of the portfolio, which is relatively small, you can look at it and a good chunk of it has an SBA guarantee on it. We're a Top 100 bank in the country in terms of SBA. And I'm sure you're probably listening to hundreds of banks in this earnings season telling you why the models are the models and why they're going to be above average, and that's what I'm trying to do. But we feel really good about where we are. And it will be -- as scary and perverse as this illness is and the tragedy that it's causing, I think that we'll be able to differentiate our performance over the next 18 to 24 months.

Scott Siefers: Okay. Perfect. Thank you. And I guess last question, you described broadly that you guys are going through a number of different scenarios to kind of come up with comfort around the dividend, your capital levels, et cetera.

Do you have a sense or could you offer a sense for what type of cumulative losses you would have under some of those? And are those scenarios similar to like the DFAST scenarios that some of the larger banks would go through? Or how have you come at that sort of concept?

John Rogers: No, we don't have the sophistication of a DFAST model. We will tweak our credit stats and to drive provision and losses. So those types of things, Scott. Different income assumptions, margin assumptions, et cetera, that drive things and see the impact of that with pluses and minuses and different capital actions and what happens there. So we can try to box different scenarios and see what happens there. So it's not as complicated as a CCAR or DFAST process. But I think the main component that we're stressing at the end of the day is probably our credit stats and the resulting cost of credit, which is our biggest variable.

Scott Siefers: Sure.

Chuck Sulerzyski: Obviously, we have a boatload of capital.

John Rogers: Right.

Scott Siefers: Yes. Okay. Perfect. Thank you, guys.

Facilitator: The next question is from Michael Schiavone of KBW. Please go ahead.

Michael Schiavone: Can you guys give us a little more background on the Premium Finance acquisition, some color on how it fits into the overall business and maybe some color on what you paid and the impact to book value and capital?

Chuck Sulerzyski: The price was not disclosed. It was a cash transaction. It is based in Kansas City. It is a business -- you know one man's trash is another man's gold. It was a business that was perhaps starved in the previous owner -- we like the characteristics of the business and are hopeful of being able to grow it at a faster rate. Premium financing in hard times makes more sense as more businesses need the assistance or want the assistance. So we're excited about it.

As it relates to the portion of your question as it ties into our other businesses, probably not that much. Initially, we -- you know we are in the insurance agency business and we use premium finance, and so there's an opportunity there to move that business over. Over time, we'll look to see if we can provide some ancillary services and also help potentially with some insurance financing of agencies.

Michael Schiavone: Okay. Thank you. And do you have any thoughts on your near-term operating expense run rate?

Chuck Sulerzyski: Yes. I think it was in the script. I think we said $33 million to $34 million.

John Rogers: Right. $33 million to $44 million a quarter for the last three.

Chuck Sulerzyski: $33 million to $34 million.

Michael Schiavone: Okay. All right.

John Rogers: $33 million to $34 million.

Michael Schiavone: Thank you. All right. Thank you.

John Rogers: $33 million to $34 million, not . . .

Michael Schiavone: Got it. Thank you.

Chuck Sulerzyski: I can't believe you weren't riveted on every word.

Facilitator: (Operator Instructions) The next question is from Russell Gunther of D.A. Davidson. Please go ahead.

Russell Gunther: Just a follow-up on comments, Chuck, you made earlier in terms of the total number of deferrals. Could you just clarify for me, is that $500 million in total, and that would include both commercial and consumer? Or is there perhaps better granularity you could share there?

Chuck Sulerzyski: Yes, I can give you the number that we quoted of approximately $500 million was talking about the commercial space. If you want more color on that, the McDonald's that I mentioned earlier, was about 20% of that, a little bit more than 20% of it. That's far and away the largest chunk of it.

In terms of consumer actions, that we took, a much smaller dollar amount, many more customers - 945 installment loans with $17 million in balances, 333 mortgages with $29 million in balances. So total in process and done is about $46 million and our consumer portfolios, about $1.3 billion. So much smaller percentage of the dollars, but many more touches, if you will.

Russell Gunther: Got it. I appreciate that, Chuck. And then, based on the outreach that you've been able to undergo late this quarter, would you expect those deferral balances to increase significantly in 2Q when we're having this conversation again? And then, are you providing a specific reserve here?

Chuck Sulerzyski: No. We were very proactive from the get-go in terms of reaching out to customers and helping them with the deferrals. We also are very active in reaching out with the PPP program. I think when this is done, I think we'll be among some of the higher performing banks in terms of PPP loans as a percentage of the embedded book. So between the arrangements we made for the commercial customers and the infusion of the capital from the PPP loans, we think our customers are going to be in pretty good shape, particularly when you add to that the granularity of our portfolio. And so we're going to help them as much as we can and feel pretty good about it.

Russell Gunther: Very good. And then just on the PPP, Chuck, the $426 million is in addition to the $500 million of commercial deferrals? - question one. And then question two, from a P&L perspective, the $13 million pre-tax income you quoted from PPP, is that a fee income or a spread income event?

Chuck Sulerzyski: The origination fee ---

John Rogers: It’s accounted for. It will show up as spread income.

Chuck Sulerzyski: But the other thing is, that $13 million is just the origination fees that we're getting. I mean, we're only getting 1% on these loans and we've got costs of 35 basis points. But we are going to get 65 basis points on a couple hundred million dollars average balance for a period of time, so that's going to help also.

John Rogers: Russell, I would state, though, that that's kind of the current accounting. But I do know that this is a -- the accounting for PPP loans is a topic at the FASB. So maybe how it shows up, where it shows up, that could change. But it's currently a topic at the FASB.

Russell Gunther: Yes, understood. And I appreciate you addressing that. Thank you. And then last question would just be a follow-up to one of the original questions, which was in regards to the internal stress testing that you guys perform.

I've just been trying to get a sense for understanding that the sophisticated DFAST model is not what you're running and wouldn't expect that. But in terms of potential aggregate loss rates within your various commercial and consumer buckets, are you able to share what type of assumptions you make in that analysis?

John Rogers: I don't have those currently with me. But they're pretty high level. But we're up there pretty high, well into the high single digits of losses that would occur over time. So pretty stressed levels of what we're doing. So not nothing -- we're relatively aggressive in what we look at.

Russell Gunther: Yes. No, it sounds like it. All right. Guys, thank you so much. I appreciate all of the help.

Facilitator: The next question is a follow-up from Scott Siefers of Piper Sandler. Please go ahead.

Scott Siefers: Thanks for taking the follow-up. Just was hoping you might be able to help us to frame that Triumph transaction a little more. I definitely get the EPS accretion. But presumably that'll be mostly in fees. Just any color you can give on expected fee income or overall revenue? And then expense impact we should be modeling in there would be helpful.

Chuck Sulerzyski: Mainly margin income. The fees are just a small percentage. It's about $100 million of loans, about 7%. Right?

John Rogers: It's about 7% gross. Then there are some origination fees that come off of that, Scott. And it kind of operates a little bit like an indirect book where you have a buy rate, you charge above that the times, and then you also account the agents a little bit of cash that help you originate the loans. It's like you would an auto dealer. And there's a decent amount of late fees and those things that flow through as well. So it's a pretty good business, produces a pretty good ROA. And expense-wise, most of the expenses are basically commissions that are paid. It's a relatively small workforce, about half a dozen people that crank this out. So not a lot of fixed expense, mostly variable tied to your volume.

Scott Siefers: Okay. Any sense for what a typical efficiency ratio looks like in -- or overhead ratio looks like in that business?

John Rogers: It's a little bit better than we would be. They're definitely, yeah, more profitable and they'll be accretive to efficiency. They'll be accretive to ROA. But given the size, it's not a big piece to us, so it's not going to have a huge pickup to that, right? It's not a billion dollars, it's $100 million.

Chuck Sulerzyski: But I think if you look at the next three to five years, it'll grow faster than the bank does, forgetting bank acquisitions, if you will. It has better growth potential than the bank.

Scott Siefers: Okay. Perfect. Thank you, guys.

Facilitator: At this time, there are no further questions. Sir, do you have any closing remarks?

Chuck Sulerzyski: Yes. Thank you for taking the time today. Please remember that our earnings release and webcast of this call will be archived at peoplesbancorp.com under the Investor Relations section. Again, I wish you all good health. Thanks for your time, and have a good day.

Facilitator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.
END